EXHIBIT 8.1

September 20, 2010

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

Dear Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters in connection with the preparation and filing by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to offerings of up to 141,309 common shares of beneficial interest in the Trust, par value $1.00 per share, by the holders identified under the caption “Selling Shareholders” in the prospectus included in the Registration Statement (the “Prospectus”).

This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the Registration Statement and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under it and existing administrative and judicial interpretations, all as they exist as of the date of this letter. All of these statutory provisions, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to these authorities might result in modifications of our opinions contained in this letter.

Based on the foregoing, we are of the opinion that:

1. For all years as to which the Trust’s tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and the Trust’s method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a “real estate investment trust” under the Code.

2. The statements in the Prospectus set forth under the caption “Material U.S. Federal Income Tax Consequences,” to the extent those statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

We express no opinion with respect to the matters described in the Prospectus other than those expressly set forth herein. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by a court.

Pennsylvania Real Estate Investment Trust

September 20, 2010

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP